                                                                     Exhibit (c)




                                                                    CONFIDENTIAL

PROJECT SAPPHIRE

Situation Update

May 29, 2002

LEHMAN BROTHERS

OVERVIEW OF SAPPHIRE

INTRODUCTION

- Lehman Brothers is pleased to have the opportunity to share with Topaz our updated views on the acquisition of the remaining equity of Sapphire (or the "Company")

- Sapphire's share price continues to reflect concern over the impact of September 11th on the travel and luxury goods industries. It has moved only slightly (up $0.03) since we last presented our views on this subject

      -- Currently, Sapphire is trading 25% below its 52-week high of August 21, 2001, and 77% below its 5-year high of April 30, 1998

- While this discount may be indicative of an opportune moment for Topaz to acquire the balance of the company, it remains unclear as to the satisfactory exit price for selling shareholders

- However, recent shareholder actions indicate that Sapphire is willing to entertain offers

- On February 15, 2002, the shareholders approved changes which significantly strip away protective measures in the areas of merger approval requirements, the ability for shareholders to initiate corporate actions, election and removal of directors and amendment procedures

LEHMAN BROTHERS                        1

OVERVIEW OF SAPPHIRE

COMPANY HISTORY

-     In July 1991, Sapphire was spun-off by its parent, Town & Country
      Corporation

- After peaking at 27 stores in 1996, Sapphire's total number of stores declined to 18 by the end of fiscal 2001. The Company has expanded into the Key West market with 3 new locations over the past nine months and is currently operating 19 stores

                           HISTORICAL STORE LOCATIONS

                                                          Fiscal Year Ended May 31,
                  --------------------------------------------------------------------------------------------------------------
                    1991            1992            1993             1994           1995            1996             1997
                    ----            ----            ----             ----           ----            ----             ----
TOTAL STORES         17              17              18               23             24              27               27
                     --              --              --               --             --              --               --
                  Aruba (7)       Aruba (5)       Aruba (5)       Aruba (6)       Aruba (6)       Aruba (8)       Aruba (7)
                  St. Thomas (4)  St. Thomas (5)  St. Thomas (5)  St. Thomas (7)  St. Thomas (6)  St. Thomas (4)  St. Thomas (4)
                  St. Croix       St. Croix       St. Croix       St. Croix       St. Croix       St. Croix       St. Croix
                  St. Martin      St. Martin      St. Martin      St. Martin      St. Martin (2)  St. Martin (2)  St. Martin (2)
                  St. Barts       St. Barts       St. Barts       St. Barts       St. Barts       St. Barts       St. Barts
                  St. Maarten     St. Maarten     St. Maarten     St. Maarten     St. Maarten     St. Maarten     St. Maarten
                  Curacao         Curacao         Curacao         Curacao (2)     Curacao (2)     Curacao (2)     Curacao
                  Antigua         Antigua         Antigua         Antigua (2)     Antigua (2)     Antigua (2)     Antigua (2)
                                  St. Kitts       St. Kitts       St. Kitts       St. Kitts       St. Kitts       St. Kitts
                                                  St. Lucia       St. Lucia       St. Lucia       St. Lucia       St. Lucia (2)
                                                                                  Ketchikan, AK   Barbados (2)    Barbados (2)
                                                                                                  Ketchikan, AK   Ketchikan, AK
                                                                                                  Juneau, AK      Juneau, AK
                                                                                                                  Skagway, AK
                  --------------------------------------------------------------------------------------------------------------
ADDED STORES:                     St. Kitts       St. Lucia       Curacao         St. Martin      Aruba (2)       St. Lucia
                                  St. Thomas                      St. Thomas (2)  Ketchikan, AK   Juneau, AK      Skagway, AK
                                                                  Aruba                           Barbados (2)
                                                                  Antigua
                  --------------------------------------------------------------------------------------------------------------
DISPOSED STORES:                  Aruba (2)                                       St. Thomas      St. Thomas (2)  Curacao
                                                                                                                    Aruba

                             Fiscal Year Ended May 31,
                  --------------------------------------------------------------     As of 2/23
                    1998            1999            2000               2001             2002
                    ----            ----            ----               ----             ----
Total Stores         26              22              18                 18               19
                     --              --              --                 --               --
                  Aruba (6)       Aruba (6)       Aruba (6)       Aruba (6)        Aruba (6)
                  St. Thomas (4)  St. Thomas (4)  St. Thomas (4)  St. Thomas (4)   St. Thomas (3)
                  St. Croix       St. Martin (2)  St. Martin (2)  St. Martin       St. Martin
                  St. Martin (2)  St. Barts       St. Maarten     St. Maarten      St. Maarten
                  St. Barts       St. Maarten     Curacao         Curacao          Curacao
                  St. Maarten     Curacao         Barbados (2)    Barbados         Barbados
                  Curacao         Antigua         Juneau, AK      Juneau, AK       Juneau, AK
                  Antigua (2)     St. Lucia (2)   Skagway, AK     Skagway, AK (2)  Skagway, AK (2)
                  St. Kitts       Barbados (2)                    Ketchikan, AK    Key West (3)
                  St. Lucia (2)   Juneau, AK
                  Barbados (2)    Skagway, AK
                  Ketchikan, AK
                  Juneau, AK
                  Skagway, AK
                  -----------------------------------------------------------------------------
Added Stores:                                                     Skagway, AK      Key West (3)
                                                                  Ketchikan, AK


                  -----------------------------------------------------------------------------
Disposed Stores:  Aruba           Ketchikan, AK   St. Barts       St. Martin       St. Thomas(a)
                                  St. Croix       Antigua         Barbados         Ketchikan, AK(a)
                                  Antigua         St Lucia (2)
                                  St. Kitts

(a)   To be closed on or before May 31, 2002.


LEHMAN BROTHERS                  2

OVERVIEW OF SAPPHIRE

SAPPHIRE PRESENCE

- Currently, Sapphire has a presence in 6 popular Caribbean destinations, and three locations in Alaska

      -- On December 18, 2001 Sapphire opened a Topaz boutique in its Barbados store

- Since its primary competitors are independently-owned local merchants, Sapphire is well-positioned to benefit from its relative scale and exclusive distribution arrangements with certain luxury brands

                         CURRENT RETAIL STORE LOCATIONS
  [ALASKA MAP]                                               [CARIBBEAN MAP]


LEHMAN BROTHERS                  3

OVERVIEW OF SAPPHIRE

TRADING HISTORY

- Sapphire is currently trading at $1.84, a 25% discount to its 52-week high, and a 1% premium to its 52-week average

          [FIVE-YEAR HISTORICAL INDEXED STOCK PRICE PERFORMANCE CHART]

Source: Factset.
Lehman Brothers Small-Cap Luxury Retail Composite includes Zale, Finlay Enterprises, Reeds Jewelers, Whitehall Jewelers, Friedman's, and Mayor's Jewelers.


LEHMAN BROTHERS                  4

OVERVIEW OF SAPPHIRE

              [FIVE-YEAR HISTORICAL STOCK PRICE PERFORMANCE CHART]

Source: Factset.


LEHMAN BROTHERS                  5

OVERVIEW OF SAPPHIRE

                    [1 YEAR HISTORICAL TRADING VOLUME ANALYSIS CHART]

                    [5 YEAR HISTORICAL TRADING VOLUME ANALYSIS CHART]


LEHMAN BROTHERS                  6

OVERVIEW OF SAPPHIRE

FINANCIAL HISTORY
(US$ in millions)

- In the five years following its 1991 IPO, Sapphire added ten stores, but began to suffer deteriorating financial results

- The Company was significantly impacted by Rolex's decision in 1999 to terminate its exclusive sales relationship. Sales of Rolex watches had previously accounted for as much as 26% of Sapphire revenues

- It appears that the Company's sales results are beginning to stabilize, attributable in part to the working capital impact of the investment by Topaz

                          HISTORICAL FINANCIAL SUMMARY

                                                                       FISCAL YEAR ENDED MAY 31,                         LTM AS OF
               ------------------------------------------------------------------------------------------------------    ---------
                1991     1992     1993    1994    1995     1996     1997       1998      1999       2000         2001    2/23/2002
                ----     ----     ----    ----    ----     ----     ----       ----      ----       ----         ----    ---------
Sales          $53.4    $57.1    $63.4   $64.3   $72.2    $62.9    $88.3     $100.4     $76.4       $55.0       $56.3     $59.4
% Growth         --       6.9%    10.9%    1.4%   12.3%   (12.9%)   40.4%      13.6%    (23.8%)(a)  (28.0%)(b)    2.3%       -
% Same Store     --       4.9%     6.2%    0.6%    4.1%    17.3%   (14.3%)      8.7%    (21.7)%     (18.2%)      11.7%      NA

EBITDA          $9.2     $9.6     $8.3    $7.1    $6.9     $4.2     $5.7       $2.2     ($5.7)     ($10.4)      ($5.7)    ($3.7)
% Margin        17.3%    16.8%    13.1%   11.0%    9.5%     6.6%     6.5%       2.2%      NM          NM           NM       NM

EBIT            $7.9     $8.4     $6.6    $5.2    $4.7     $1.7     $2.7      ($1.2)    ($8.9)     ($13.3)      ($7.9)    ($5.7)
% Margin        14.8%    14.6%    10.3%    8.1%    6.6%     2.6%     3.0%        NM       NM          NM           NM       NM

Net Income      $6.1     $6.7     $5.2    $4.1    $3.7     $0.9     $1.2      ($3.8)   ($11.4)     ($15.5)      ($9.0)    ($6.4)
% Margin        11.5%    11.8%     8.2%    6.4%    5.1%     1.5%     1.3%        NM       NM          NM           NM       NM

----------
Source: Company  filings

(a) The primary reason for the decrease in net sales between 1998 and 1999 was the termination of the Company's sales agreement with Rolex products, per 1999 10K.

(b) The decrease in sales between 1999 and 2000, per 2000 10K, was attributed to several factors, including "the Company's decision to reduce new product purchases in an effort to control its inventory position; Constraints were also placed on buying due to the Company's inability to obtain a working capital facility."


LEHMAN BROTHERS                  7

OVERVIEW OF SAPPHIRE

FINANCIAL UPDATE

                      LATEST QUARTERLY PERFORMANCE SUMMARY

($ in thousands)                               Q301           Q302      % CHANGE
                                               ----           ----      --------
Net Sales                                   $19,186        $19,212          0.1%
Gross Profit                                  7,465          8,704         16.6%
Operating Income (Loss)                      (2,075)           343           NM
Interest Expense, Net                           282            128        -54.6%
Taxes                                             0             50           NM
                                             ------         ------
Net Income                                  ($2,357)          $165           NM
Diluted EPS                                  ($0.27)         $0.01           NM

Other Data:
-----------
EBITDA                                       (1,501)           739           NM
Cash                                          1,249            835        -33.1%
Inventory                                    31,720         32,666          3.0%
Total Assets                                 43,651         42,573         -2.5%
Total Debt                                   10,245          7,811        -23.8%
Shareholders' Equity                         16,969         19,671         15.9%
Total Capitalization                         27,214         27,482          1.0%
Comparable Store Sales                         17.0%          -8.9%

                                    COMMENTS

- Since September 11, 2001, comparable store sales have continued to be negatively impacted primarily by reduced tourist travel due to the terrorist attacks, unseasonably warm weather on the East Coast of the U.S. and the sluggish U.S. economy

- Sapphire's sales were positively impacted by its three new locations in Key West

- During the third quarter, Sapphire shifted its focus toward margin and inventory management to offset weakening top line sales, resulting in a stronger Gross Margin for the period

- Contributing to the decrease in SG&A expense were reductions in advertising costs, insurance premiums and professional fees

- Sapphire announced on March 22, 2002 that it had closed a new $12 million senior secured credit facility with Congress Financial Corporation. The facility would be used to repay approximately $3.6 million in outstanding indebtedness under Sapphire's existing facility with J.P. Morgan Chase, which was scheduled to expire in June 2002, as well as for ongoing working capital purposes


LEHMAN BROTHERS                  8

OVERVIEW OF SAPPHIRE

EQUITY MARKET VALUATION
(US$ in millions, except per share data)

- On April 10, 2001, Topaz announced the acquisition of 45% of the equity of Sapphire for $1.25 per common share

- Based on this purchase price, the implied market value of the remaining common equity of Sapphire was $11.6 million; currently, the implied market value of the remaining common equity is $18.3 million

                           MARKET VALUATION COMPARISON

                                                   TOPAZ INVESTMENT    CURRENT
                                                     4/10/01 (b)       5/24/02
                                                     -----------      ---------
Share Price                                          $ 1.25         $ 1.84
Basic Shares Outstanding                               16.5           16.7
Fully Diluted Shares Outstanding (a)                   16.7           17.4
                                                      ------         ------
Market Value of Topaz Equity Stake                    $ 9.3          $13.6
MARKET VALUE OF REMAINING FLOAT                       $11.6          $18.3
                                                      ------         ------
Market Capitalization                                 $20.9          $32.0
                                                      ======         ======

Premium/(Discount) to 52 Week High                    (49.0%)        (24.9%)
Premium/(Discount) to 52 Week Low                       3.3%          52.1%

----------
(a) Fully diluted shares outstanding based on 1.77 million in the money options as of April 10, 2001 and May 24, 2002, and weighted average exercise price of $1.09 at May 26, 2001.

(b) Share price and fully diluted share total based on Topaz offer price of $1.25 per share. Basic shares outstanding includes 7.4 million shares issued to Topaz in the transaction.

Note: Sapphire net debt was $9.0 million at April 10, 2001 (pre-Topaz investment), $2.6 million at May 26, 2001 (post-Topaz investment), and $7.0 million currently.


LEHMAN BROTHERS                  9

OVERVIEW OF SAPPHIRE

COMPARABLE COMPANIES ANALYSIS

(US$ in millions, except per share data)

                                TRADING ANALYSIS

                                                                          Enterprise Value/LTM
                        LTM    Stock Price  Equity Market  Enterprise   ------------------------
Company                as of    5/24/2002       Value         Value     Revenue  EBITDA   EBIT
-------                -----    ---------       -----         -----     -------  ------   ----

Zale                04/30/02    $   44.20       $1,567       $1,518      0.70x     6.7x     8.8x

Whitehall Jewelers  01/31/02    $   22.09       $  343       $  386      1.14x    11.7x    17.1x

Friedman's          03/30/02    $   12.18       $  227       $  363      0.85x     8.7x    12.7x

Finlay Enterprises   02/2/02    $   15.50       $  149       $  325      0.34x     4.1x     5.1x

Mayor's Jewelers     02/2/02    $    0.58       $   11       $   62      0.38x       NM       NM

Reeds Jewelers      02/28/02    $    1.10       $    9       $   24      0.21x    18.9x       NM

                                                             Average     0.60x    10.0x    10.9x

                                                             Median      0.54x     8.7x    10.7x

Sapphire            2/23/2002   $    1.84       $   32       $   39      0.66x       NM       NM

                    Equity Market Value/
                    --------------------  Total Debt/  Total Debt /
Company              LTM NI  Book Value   Total Cap     LTM EBITDA
-------              ------  ----------   ---------     ----------

Zale                  13.9x     1.66x        9.5%        0.4x

Whitehall Jewelers    31.7x     3.02x       28.7%        1.4x

Friedman's             9.2x     0.81x       32.9%        3.3x

Finlay Enterprises     7.6x     1.00x       60.1%        2.8x

Mayor's Jewelers         NM     0.19x       46.7%          NM

Reeds Jewelers           NM     0.31x       34.8%       12.3x

                      15.6x     1.17x       35.4%        2.0x

                      11.6x     0.91x       33.8%        2.1x

Sapphire                 NM     1.63x       28.4%          NM

----------
Average and median for total debt / EBITDA exclude Reeds Jewelers.


LEHMAN BROTHERS                 10

OVERVIEW OF SAPPHIRE

COMPARABLE TRANSACTIONS ANALYSIS

(US$ in millions)

                              TRANSACTIONS ANALYSIS

  Date                                                                    Approx. Trans.  Trans Value/  Trans Value/  Trans Value/
Announced         Target                             Acquiror               Value (mm)      Sales         EBITDA        EBIT
---------         ------                             --------               ----------      -----         ------        ----

 9/3/97      Diamond Park Fine Jewelers       Finlay Enterprises              $  63.0        0.50x           NA            NA
9/24/97      Pop Bijoux                       Marc Orian                         31.9           NA           NA            NA
2/18/98      Mayor's Jewelers Inc.            Jan Bell Marketing                 91.2        0.62x           NM            NM
6/22/98      Carlye & Co.-Jewelry Stores      Marks Brothers Jewelers            22.0           NA           NA            NA
3/16/99      Peoples Jewellers Ltd.           Zale Corp.                         96.0        0.69x           NA            NA
3/18/99      Goldsmiths Group PLC             Mildghosts Ltd.                    71.5           NA           NA            NA
2/11/00      Jay B Rudolph Inc.               Finlay Enterprises                 20.6        0.24x         2.3x          2.8x
 5/4/00      Watch World International        Sunglass Hut International         30.0        0.71x           NA            NA
8/11/00      Piercing Pagoda Inc.             Zale Corp.                        265.6        0.94x         7.6x         10.1x
4/10/01      Sapphire (45% interest)          Topaz                              11.8        0.46x           NM            NM

                                                                              AVERAGE        0.60x         4.9x          6.4x
                                                                               MEDIAN        0.62x         4.9x          6.4x


LEHMAN BROTHERS                 11

OVERVIEW OF SAPPHIRE

SALES MULTIPLE VALUATION

(US$ in millions, except per share data)

-     Sapphire currently trades at 0.66x LTM sales

- The following table implies a preliminary valuation of the common equity of Sapphire based on comparable companies trading and transaction multiple averages of 0.60x LTM sales

                            SALES MULTIPLE VALUATION

                                                                       ACTUAL
VALUATION MULTIPLE RANGE                        0.60x       0.65x       0.66x       0.70x       0.75x       0.80x
                                                -----       -----       -----       -----       -----       -----
LTM Sales                                      $ 59.4      $ 59.4      $ 59.4      $ 59.4      $ 59.4      $ 59.4
Enterprise Value                               $ 35.7      $ 38.6      $ 38.9      $ 41.6      $ 44.6      $ 47.6
Less: Net Debt                                   (7.0)       (7.0)       (7.0)       (7.0)       (7.0)       (7.0)
                                               ------      ------      ------      ------      ------      ------
Implied Equity Value                             28.7        31.7        32.0        34.6        37.6        40.6
Implied Value of Remaining 57.4% Stake (a)     $ 16.5      $ 18.2      $ 18.3      $ 19.9      $ 21.6      $ 23.3
                                               ======      ======      ======      ======      ======      ======
Implied Per Share Value                        $ 1.65      $ 1.82      $ 1.84      $ 1.99      $ 2.16      $ 2.34

% Premium/(Discount) to Current Share Price    (10.3%)      (1.0%)        --         8.3%       17.6%       26.9%
% Discount to 52 Week High                     (32.6%)     (25.6%)     (24.9%)     (18.6%)     (11.7%)      (4.7%)
% Premium to 52 Week Low                        36.5%       50.6%       52.1%       64.7%       78.9%      (93.0%)

----------
(a)   Based on Topaz current ownership of 7.41 million shares out of a total of
      17.357 million fully diluted shares outstanding (treasury method) as of May 24, 2002.

Net debt as of February 23, 2002.


LEHMAN BROTHERS                 12

OVERVIEW OF SAPPHIRE

BOOK VALUE MULTIPLE VALUATION

(US$ in millions, except per share data)

-     Sapphire currently trades at 1.63x book value

- The following table implies a preliminary valuation of the common equity of Sapphire based on comparable companies trading multiple average of 1.17x book value

                          BOOK VALUE MULTIPLE VALUATION

                                                                                   ACTUAL
VALUATION MULTIPLE RANGE                        1.20x      1.35x       1.50x        1.63x      1.65x       1.80x
                                                -----      -----       -----        -----      -----       -----
Book Value                                     $ 19.7      $ 19.7      $ 19.7      $ 19.7      $ 19.7      $ 19.7
Implied Equity Value                           $ 23.6      $ 26.6      $ 29.5      $ 32.0      $ 32.5      $ 35.4
Implied Value of Remaining 57.4% Stake (a)     $ 13.5      $ 15.2      $ 16.9      $ 18.3      $ 18.6      $ 20.3
                                               ======      ======      ======      ======      ======      ======
Implied Per Share Value                        $ 1.36      $ 1.53      $ 1.70      $ 1.84      $ 1.87      $ 2.04

% Premium/(Discount) to Current Share Price     (26.2%)     (16.9%)      (7.7%)        --         1.5%       10.8%
% Discount to 52 Week High                      (44.5%)     (37.6%)     (30.7%)     (24.9%)     (23.8%)     (16.8%)
% Premium to 52 Week Low                         12.3%       26.3%       40.4%       52.1%       54.4%       68.4%

----------
(a)   Based on Topaz current ownership of 7.41 million shares out of a total of
      17.357 million fully diluted shares outstanding (treasury method) as of May 24, 2002.


LEHMAN BROTHERS                 13

OVERVIEW OF SAPPHIRE

PURCHASE PRICE RATIO ANALYSIS

(US$ in millions, except per share data)

                          PURCHASE PRICE RATIO ANALYSIS

                                                   CURRENT (5/24/02)                        PURCHASE PRICE
                                                   -----------------   ----------------------------------------------------
PRICE PER SHARE:                                             $ 1.84    $ 2.00     $ 2.15     $ 2.25     $ 2.35     $ 2.45
Premium to Current Market Price                                           8.7%      16.8%      22.3%      27.7%      33.2%
Discount to 52-week High                                     $ 2.45     (18.4%)    (12.2%)     (8.2%)     (4.1%)       --
Premium to 52-week Low                                       $ 1.21      65.3%      77.7%      86.0%      94.2%     102.5%
Premium to Jewelcor Cost Basis (a)                           $ 1.57      27.2%      36.7%      43.1%      49.4%      55.8%

Fully Diluted Equity Value (b)                               $ 33.9    $ 36.9     $ 39.6     $ 41.5     $ 43.3     $ 45.1
Less: Option Proceeds (c)                                      (1.9)     (1.9)      (1.9)      (1.9)      (1.9)      (1.9)
                                                             ------    ------     ------     ------     ------     ------
Net Diluted Equity Value                                     $ 32.0    $ 34.9     $ 37.7     $ 39.5     $ 41.4     $ 43.2
Implied Value of Remaining 57.4% Stake (d)                   $ 18.3    $ 19.9     $ 21.4     $ 22.4     $ 23.4     $ 24.4
Net Debt (e)                                                 $  7.0    $  7.0     $  7.0     $  7.0     $  7.0     $  7.0
                                                             ------    ------     ------     ------     ------     ------
ENTERPRISE VALUE                                             $ 38.9    $ 41.9     $ 44.7     $ 46.5     $ 48.3     $ 50.2

ENTERPRISE VALUE AS A MULTIPLE OF:
LTM Revenue                                 $59.4              0.66x     0.70x      .075x      0.78x      0.81x      0.84x
EQUITY VALUE AS A MULTIPLE OF:
Book Value                                  $19.7              1.63x     1.78x      1.92x      2.01x      2.10x      2.20x

----------
(a) Based on Lehman Brothers analysis of Jewelcor's historical purchases and sales of Sapphire common stock.

(b) Based on 16.651 million basic common shares outstanding as of Company filing dated April 5, 2002 and 1.775 in-the-money options.

(c) Based on 1.775 in-the-money options and weighted average exercise price of $1.09 as of May 26, 2001.

(d)   Based on Topaz current ownership of 7.41 million shares out of a total of
      17.374 million fully diluted shares outstanding (treasury method) as of May 24, 2002.

(e)   Per Sapphire's most recent 10Q as of February 23, 2002.


LEHMAN BROTHERS                 14

OVERVIEW OF SAPPHIRE

RECENT CHANGES TO ANTI-TAKEOVER PROVISIONS

- At the Company's most recent annual shareholder meeting on February 15, 2002, the Board of Directors recommended actions to eliminate certain anti-takeover devices from Sapphire's Certificate of Incorporation

- Broadly, the actions repealed protective measures in the areas of merger approval requirements, the ability for shareholders to initiate corporate actions, election and removal of directors and amendment procedures

      -- Six of the 11 original articles of Sapphire's Certificate of Incorporation were repealed

- Specifically, the following actions were taken which improve Topaz's ability to approach Sapphire's shareholders and initiate a transaction:

      -- Elimination of the staggered board; all board seats to be re-elected at each annual shareholder meeting

      -- No super-majority vote required to engage in certain transactions with "interested stockholders", as defined as holders of 15% or more of Sapphire's voting securities

      -- Special shareholder meetings may be called by a majority of shareholders, as opposed to only the Board of Directors, Chairman or President

      -- Repeal of the article allowing the Board of Directors, in evaluating potential merger or acquisition offers, to consider the social and economic effects of the proposal, suppliers, customers, the regional economy and other factors; fiduciary responsibility will be the paramount concern

      -- No super-majority vote required to amend provisions of the Certificate of Incorporation or By-Laws


LEHMAN BROTHERS                 15

OVERVIEW OF SAPPHIRE

SUMMARY DEFENSIVE PROFILE

- Overall, the shareholder actions significantly reduced the Company's ability to repel a takeover offer

                                     SUMMARY

                               DEFENSIVE STRENGTHS

      |X|   Blank check preferred stock

      |X|   Delaware takeover statutes

      |X|   Two significant shareholders control more than 15% of common stock


                                DEFENSIVE WEAKNESSES

      |X|   No shareholder rights plan

      |X|   Two of five Directors from Topaz

      |X|   No staggered Board of Directors

      |X| No super-majority voting required to approve transactions with "interested stockholders"

      |X|   Special meetings may be called by a majority of shareholders

      |X| No super-majority voting required for amendments to Certificate of Incorporation or By-Laws


LEHMAN BROTHERS                 16

OVERVIEW OF SAPPHIRE

OWNERSHIP SUMMARY

- Two significant shareholders, Seymour Holtzman and Donald Sturm control over 15% of Sapphire's diluted common shares (nearly 26% of Sapphire shares not held by Topaz)

                               SAPPHIRE OWNERSHIP

INSTITUTION                            BASIC SHARES HELD   % OWNERSHIP    OPTIONS(a)   DILUTED SHARES(b)   % DILUTED OWNERSHIP
-----------                            -----------------   -----------    ----------   -----------------   -------------------
William Harris Investors Inc                     717,100          4.3%            --             717,100                  4.0%
Performance Capital LLC                          505,500          3.0%            --             505,500                  2.8%
Royce and Associates, Inc.                       443,900          2.7%            --             443,900                  2.5%
Bedford Oak Partners, LLC                        138,500          0.8%            --             138,500                  0.8%
University of Chicago                             16,000          0.1%            --              16,000                  0.1%
Earnest Partners LLC                              15,000          0.1%            --              15,000                  0.1%
Deutsche Asset Management                         12,500          0.1%            --              12,500                  0.1%
Thomas Herzfeld & Co.                              2,500          0.0%            --               2,500                  0.0%
Northern Trust Investments Inc.                    1,200          0.0%            --               1,200                  0.0%
-------------------------------        -----------------   -----------    ----------   -----------------   -------------------
TOTAL INSTITUTIONAL OWNERSHIP                  1,852,200         11.1%            --           1,852,200                 10.3%

SIGNIFICANT OWNER
-----------------
Topaz                                          7,410,000         44.5%            --           7,410,000                 41.4%
Donald L. Sturm (c)                              782,100          4.7%            --             782,100                  4.4%
ValueVest Partners (c)                           130,200          0.8%            --             130,200                  0.7%
Lionheart Group (Duncan Soukup)                  445,100          2.7%            --             445,100                  2.5%
-------------------------------        -----------------   -----------    ----------   -----------------   -------------------
TOTAL OTHER SIGNIFICANT OWNERS                 8,767,400         52.7%            --           8,767,400                 48.9%

INSIDER
-------
Jewelcor Management (Seymour Holtzman
    and family)(d)                             1,749,692         10.5%       233,000           1,982,692                 11.1%
Charles M. Pepper                                 60,343          0.4%        36,667              97,010                  0.5%
Robert L. Baumgardner                                 --          0.0%       476,667             476,667                  2.7%
Patrick J. Hopper                                     --          0.0%       316,667             316,667                  1.8%
Patrick J. Heron II                                   --          0.0%        38,667              38,667                  0.2%
James E. Quinn                                        --          0.0%         5,000               5,000                  0.0%
Patrick B. Dorsey                                     --          0.0%         5,000               5,000                  0.0%
                                       -----------------   -----------    ----------   -----------------   -------------------
TOTAL INSIDER OWNERSHIP                        1,810,035         10.9%     1,111,668           2,921,703                 16.3%

REMAINING PUBLIC SHAREHOLDERS                  4,221,435         25.4%       153,664           4,375,099                 24.4%
                                       -----------------   -----------    ----------   -----------------   -------------------
TOTAL                                         16,651,070        100.0%     1,265,332          17,916,402                100.0%
                                       =================   ===========    ==========   =================   ===================

----------
Source: Thomson Financial, Company filings (14A dated January 4, 2002).

(a) Based on exercisable options at fiscal year end per Company 10K dated September 10, 2001.

(b) Assumes full dilution of exercisable options. Weighted average exercise price of exercisable options was $1.09 at May 26, 2001.

(c) As of April 23, 2001, ValueVest and Donald Sturm agreed to no longer act together as a group.

(d) Includes 48,000 shares of Common Stock over which Seymour Holtzman and Steven Holtzman share voting and dispositive power. Also includes 10,000 shares of Common Stock owned by Allison Holtzman Garcia and 3,000 shares of Common Stock owned by Chelsea Holtzman, for which Jewelcor Management, Inc. and Seymour Holtzman disclaim all beneficial ownership.


LEHMAN BROTHERS                 17

OVERVIEW OF SAPPHIRE

- In recent years, Holtzman has developed a reputation as a shareholder activist

      -- In February 1999, Sapphire reached a settlement with Holtzman and Sturm, two of its largest shareholders, to avoid a potential proxy battle

- As a result of the settlement, Sapphire's Board of Directors was restructured

      -- Holtzman gained a seat on Sapphire's Board, and was appointed its Chairman

      -- Sturm was granted the right to attend and observe all Board meetings as long as he beneficially owns at least 5% of outstanding common shares

- We have analyzed Holtzman's historical purchases and sales of Sapphire stock and estimate that his cost basis is $1.57 per share

-     We estimate that Sturm's cost basis is $4.03 per share

- We estimate that Duncan Soukup, Sapphire's third largest individual shareholder (through his company, Lionheart Group) has a cost basis of $0.65 per share


LEHMAN BROTHERS                 18

OVERVIEW OF SAPPHIRE

BOARD OF DIRECTORS

- Following Topaz's investment, Sapphire restructured its Board of Directors, replacing two of its prior Directors with representatives of Topaz

- The fifth and final seat on the Board, also vacated as a result of the Topaz investment, was just filled at the end of March by Richard Sasso. Mr. Sasso has over 30 years experience in the cruise industry

                 SAPPHIRE BOARD OF DIRECTORS AS OF MAY 26, 2001

      NAME (AGE)                                 POSITION (ONE YEAR TERMS)
      ----------                                 -------------------------
      Seymour Holtzman (65)                      Director & Chairman of the Board
      Chairman & CEO of Jewelcor Management

      Robert L. Baumgardner (55)                 Director, President & CEO
      President & CEO of Sapphire

      James E. Quinn (49)                        Director
      Vice Chairman of Topaz

      Patrick B. Dorsey (50)                     Director
      Senior Vice President of Topaz

      Richard Sasso                              Director
      Former President, Celebrity Cruises (a)

----------
Source: Sapphire 10K, FY 2001.

(a)   Source: Sapphire 8-K, dated March 26, 2002.


LEHMAN BROTHERS                 19